Exhibit 10.1

AMENDMENT NO. 1 TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 made as of May     , 2008 amends the EMPLOYMENT AGREEMENT (the “Agreement”) dated April 28, 2008 by and between by Momenta Pharmaceuticals, Inc., a Delaware corporation with its principal place of business at 675 West Kendall Street, Cambridge, Massachusetts (the “Company”), and              (the “Employee”).  Any capitalized terms used herein but not defined shall have the meaning ascribed to such term in the Agreement.

Momenta and the Employee desire to amend the Agreement to reflect mutually agreed upon revised terms in accordance with the provisions of this Amendment.  In consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Momenta and the Employee agree as follows:

1.  The following new Section 6.3 shall be inserted into the Agreement:

6.3         Disputes.

(a)                                  Settlement of Disputes; Arbitration.  All claims by the Employee for benefits under this Section 6 shall be directed to and determined by the Board of Directors of the Company and shall be in writing.  Any denial by the Board of Directors of a claim for benefits under this Section 6 shall be delivered to the Employee in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon.  The Board of Directors shall afford a reasonable opportunity to the Employee for a review of the decision denying a claim.  Any further dispute or controversy arising under or in connection with this Section 6 shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

(b)                                 Expenses.  The Company agrees to pay as incurred, to the full extent permitted by law, all legal, accounting and other fees and expenses which the Employee may reasonably incur as a result of any claim or contest (regardless of the outcome thereof) by the Company, the Employee or others regarding the validity or enforceability of, or liability under, any provision of this Section 6 or any guarantee of performance thereof (including as a result of any contest by the Employee regarding the amount of any payment or benefits pursuant to this Section 6), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

2.  The current Section 6.3 (“Injunctive Relief”) shall be renumbered to Section 6.4.

Except as expressly amended by this Amendment, the provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

MOMENTA PHARMACEUTICALS, INC.

By:

Title:

EMPLOYEE

Name